UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                                                OMB APROVAL
                                                OMB NUMBER:          3235-0104
                                                Expires:    September 30, 1998
                                                Estimated average burden
                                                hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

Morgan Stanley Capital Partners III, Inc.
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     (Last)                         (First)                      (Middle)

1221 Avenue of the Americas
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                                   (Street)

New York                              NY                              10020
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     (City)                         (State)                           (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

              12/15/00
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3.   IRS or Social Security Number of Reporting Person (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     Catalytica Energy Systems, Inc. (CESI)
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5.   Relationship of Reporting Person to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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6.   If Amendment, Date of Original (Month/Day/Year)
     11/14/00
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7.  Individual or Joint/Group Filing (Check Applicable Line)

    Form filed by One Reporting Person
----

  X Form filed by More than One Reporting Person
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             Table I Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct           Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                                                 (I)(Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                        4,136,748(1)                       I(2)                Through Partnerships









Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                                                                                       (Over)
* If the form is filed by more than one reporting person, see Instruction                                            SEC 1473 (7-96)
   5(b)(v).

               Table II Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative       2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)          and Expiration                 Securities Underlying      sion or       ship         of In-
                                  Date (Month/Day/ Year)         Derivative Securities      Exercise      Form of      direct
                                  -------------------------         (Instr. 4)              Price of      Deriv-       Bene-
                                  Date           Expira-       -------------------------    Derivative    ative        ficial
                                  Exer-          tion             Title           Amount    Security      Security:    Owner-
                                  cisable        Date                             or                      Direct       ship
                                                                                  Number                  (D) or      (Instr.
                                                                                  of                      Indirect     5)
                                                                                  Shares                  (I)
                                                                                                          (Instr.
                                                                                                          5)
------------------------------------------------------------------------------------------------------------------------------------












Explanation of Responses:

1. Each reporting person received .16547 of a share of the Issuer's common stock for each share of Catalytica, Inc. common stock held by such reporting person in the Issuer's spin-off from Catalytica, Inc. that occurred on December 15, 2000.

2. Except for Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P., which will hold the common stock directly.

 /s/ Peter Vogelsang                                   12/28/00
 -------------------                                   --------
 **Signature of Reporting                               Date
     Person

By:  Peter Vogelsang, authorized signatory for Morgan
     Stanley Dean Witter & Co. and Secretary of Morgan
     Stanley Capital Partners III, Inc., the general
     partner of MSCP III, LLC, the general partner of
     Morgan Stanley Capital Partners III, L.P., MSCP
     III 892 Investors, L.P. and Morgan Stanley Capital
     Investors, L.P.


                                                                     Page2
                                                           SEC 1473 (7-96)


**Intentional misstatements or omissions of facts constitute Federal Criminal
        Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
     If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             Joint Filer Information


Each of the following joint filers has designated Morgan Stanley Capital Partners III, Inc. as the "Designated Filer" for purposes of Item 1 of the attached Form 3:

      (1)      Morgan Stanley Dean Witter & Co. ("MSDW")
               1585 Broadway
               New York, New York 10036

      (2)      MSCP III, LLC
               1221 Avenue of the Americas
               New York, New York 10020

      (3) Morgan Stanley Capital Partners III, L.P. ("Partners III, L.P.") 1221 Avenue of the Americas
               New York, New York 10020

      (4)      MSCP III 892 Investors, L.P. ("892 Investors")
               1221 Avenue of the Americas
               New York, New York 10020

      (5)      Morgan Stanley Capital Investors, L.P. ("MSCI")
               1221 Avenue of the Americas
               New York, New York 10020

Issuer & Ticker Symbol: Catalytica Energy Systems, Inc. (CESI)

Date of Event Requiring Statement: 11/14/00


Signature:   /s/ Peter Vogelsang
            ------------------------------------------------------
            By: Peter Vogelsang, as authorized signatory
            for MSDW and as secretary of Morgan Stanley
            Capital Partners III, Inc., the general partner of
            MSCP III, LLC, the general partner of each of
            Partners III, L.P., 892 Investors and MSCI